AMENDMENT No. 5 TO amended and restated ADMINISTRATION AGREEMENT

THIS AMENDMENT TO THE AMENDED AND RESTATED ADMINISTRATION AGREEMENT (this “Amendment”), effective as of the 11 day of December, 2023 (the “Amendment Effective Date”) is entered into by and between City National Rochdale Funds (formerly known as CNI Charter Funds) (the “Trust”), City National Rochdale Fixed Income Opportunities (Ireland) Limited, a private company organized under the laws of Ireland (the “Subsidiary”) and wholly owned subsidiary of City National Rochdale Fixed Income Opportunities Fund, which is a Portfolio of the Trust, CNR FIOF Investments (Ireland) Limited, a private company organized under the laws of Ireland (“CNR FIOF Ireland”) and SEI Investments Global Funds Services (“Administrator”).

WHEREAS:

1.	Administrator and Trust entered into an Amended and Restated Administration Agreement, dated January 1, 2013 (the “Agreement”);

2.	The Subsidiary was added as a new party to the Agreement via Amendment No. 1 to the Agreement on October 3, 2013;

3.	CNR FIOF Ireland acquired all of the assets of Subsidiary on October 1, 2022 and subsequently issued a profit participating note under a Notes Purchasing Agreement to the City of National Rochdale Fixed Income Opportunities Fund;

4.	Capitalized terms used in this Amendment but not defined in this Amendment shall have the meanings ascribed to them in the Agreement; and

5.	The parties hereto desire to further amend the Agreement on the terms and subject to the conditions provided herein.

NOW THEREFORE, for and in consideration of the promises and the mutual covenants herein contained, and intending to be legally bound hereby, the parties agree as follows:

1.	Removal of Party to Agreement (City National Rochdale Fixed Income Opportunities (Ireland) Limited). The Subsidiary is hereby removed as a party to the Agreement and will no longer bear any legal responsibility thereunder.

2.	New Party to Agreement (CNR FIOF Investments (Ireland) Limited). CNR FIOF Ireland is hereby added as party to the Agreement as necessary for the Administrator to provide the services as set forth on Schedule IV of the Agreement, pay the applicable Services Fees as set forth on Schedule II of the Agreement, and for purpose of Articles 5 and 7, as amended herein. All references in the Agreement and the Schedules to “City National Rochdale Fixed Income Opportunities (Ireland) Limited” and “Subsidiary” shall be deemed to reference “CNR FIOF Investments (Ireland) Limited” and “CNR FIOF Ireland” respectively.

3.	Article 5. For purposes of the limitation of liability and indemnification of the Administrator outlined in Article 5 of the Agreement, the term “Trust” shall include CNR FIOF Ireland.

4.	Article 7. For purposes of maintaining the confidentiality of the Confidential Information of CNR FIOF Ireland, as outlined in Article 7 of the Agreement, the term “Trust” shall include CNR FIOF Ireland.

5.	ARTICLE 10(A) (Term and Renewal). Article 10 (A) (Term and Renewal) of the Agreement is hereby deleted and replaced in its entirety with the following:

(A)	Term and Renewal: This Agreement shall remain in effect through and until March 31, 2027 (the “Initial Term”), and, thereafter, for successive terms (each, a “Renewal Term”) of three (3) years each; provided that the Agreement shall renew for three years only upon Administrator providing the Trust with notice (i) that the then current term is about to expire at least nine months (but no more than twelve months) prior to the end of such then current term; and (ii) that the Agreement shall renew for an additional three years (a “Renewal Notice”), unless the Trust advises Administrator not less than ninety days prior to the scheduled expiration date of the then current term, that the Trust does not wish the term of the Agreement to be renewed. In the event the Trust fails to respond to SEI’s Renewal Notice in accordance with this Article 10 (A) or otherwise fails to provide notice of termination of the Agreement not less than ninety days prior to the scheduled expiration date of the then current term, this Agreement shall be deemed to have renewed in accordance with the terms of this Article 10(A). Alternatively, in the event that Administrator fails to provide a Renewal Notice in the manner required above, then the Administrator and the Trust agree that except to the extent any party hereto provides notice of termination of the Agreement at least ninety days prior to the scheduled expiration date of the then current Initial Term or Renewal Term, then the Agreement shall be deemed to have renewed for a reduced Renewal Term equal to one year. Each Renewal Term, including any reduced Renewal Term, shall be on the same terms and conditions as were applicable during the Initial Term.

6.	Schedule I (List of Portfolios). Schedule I (List of Portfolios) is hereby deleted in its entirety and replaced with the List of Portfolios included as Attachment 1 to this Amendment.

7.	Schedule IV (City National Rochdale Fixed Income Opportunities (Ireland) Limited Services). Schedule IV (City National Rochdale Fixed Income Opportunities (Ireland) Limited Services) is hereby deleted in its entirety and replaced with the CNR FIOF Investments (Ireland) Limited Services included as Attachment 2 to this Amendment.

8.	Ratification of Amendment. Except as expressly amended and provided herein, all of the terms and conditions and provisions of the Agreement shall continue in full force and effect.

9.	Counterparts. This Amendment shall become binding when any one or more counterparts hereof individually or taken together, shall bear the original or facsimile signature of each of the parties hereto. This Amendment may be executed in any number of counterparts, each of which shall be an original against any party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.

10.	Governing Law. This Amendment shall be construed in accordance with the laws of the State of Delaware and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

CITY NATIONAL ROCHDALE FUNDS

By:	/s/ Frank Bonsignore
Name:	Frank Bonsignore
Title:	Vice President CNR Funds

CITY NATIONAL FIXED INCOME OPPORTUNITIES (IRELAND) LIMITED

By:	/s/ Jeremy O Sullivan
Name:	Jeremy O Sullivan
Title:	Director

SEI INVESTMENTS GLOBAL FUNDS SERVICES

By:	/s/ John Alshefski
Name:	John Alshefski
Title:	Senior Vice President

CNR FIOF Investments (Ireland) Limited

By:	/s/ Jeremy O Sullivan
Name:	Jeremy O Sullivan
Title:	Director

ATTACHMENT 1

SCHEDULE I

DATED DECEMBER 11, 2023

TO THE AMENDED AND RESTATED ADMINISTRATION AGREEMENT

DATED AS OF JANUARY 1, 2013, AS AMENDED

BETWEEN

CITY NATIONAL ROCHDALE FUNDS

AND

SEI INVESTMENTS GLOBAL FUNDS SERVICES

City National Rochdale Government Money Market Fund

City National Rochdale U.S. Core Equity Fund

City National Rochdale Equity Income Fund

City National Rochdale Fixed Income Opportunities Fund*

City National Rochdale Municipal High Income Fund

* CNR FIOF Investments (Ireland) Limited is a private company organized under the laws of Ireland that has issued a profit participating note under a Notes Purchasing Agreement to the City National Rochdale Fixed Income Opportunities Fund. In respect of CNR FIOF Investments (Ireland) Limited, Administrator’s obligations will be limited to performance only of those services indicated on Schedule IV of this Agreement.

ATTACHMENT 2

SCHEDULE IV

DATED DECEMBER 11, 2023

TO THE AMENDED AND RESTATED ADMINISTRATION AGREEMENT

DATED AS OF JANUARY 1, 2013, AS AMENDED

BETWEEN

CITY NATIONAL ROCHDALE FUNDS

AND

SEI INVESTMENTS GLOBAL FUNDS SERVICES

CNR FIOF Investments (Ireland) Limited

1.	Setup and maintain CNR FIOF Investments (Ireland) Limited ("CNR FIOF Ireland') on Administrator's fund accounting systems

2.	On a daily basis, perform the following fund accounting services for the Irish Entity:
a.	Record any capital allocated to CNR FIOF Ireland
b.	record any life settlements transactions,
c.	perform cash and asset reconciliations with the custodian ,
d.	validate expense accruals,
e.	calculate and record any income and/or capital gain distributions,
f.	calculate the net asset value

3.	Upon request, provide the representative of CNR FIOF Ireland with annual financial statements of CNR FIOF Ireland for the purposes of preparing and filing required reports, as applicable.

4.	Prepare an annual financial statement specifically for CNR FIOF Ireland in accordance with International Financial Reporting Standards ("IFRS").

5.	Support an annual audit of CNR FIOF Ireland in accordance with IFRS and an audit of CNR FIOF Ireland under U.S. GAAP in conjunction with the Fund's annual audit by a qualified audit firm to be appointed by CNR FIOF Ireland.

6.	Support CNR FIOF Ireland and any advisors to CNR FIOF Ireland in respect of any tax returns to be made by CNR FIOF Ireland or any advisors on behalf of CNR FIOF Ireland by providing system-generated data from CNR FIOF Ireland’s books and records.

7.	Assist CNR FIOF Ireland in arranging for the establishment of bank accounts set up exclusively for the purpose of the payment of local expenses and the monitoring and reconciliation of those accounts.

8.	Upon instruction from CNR FIOF Ireland, arrange for payment out of CNR FIOF Ireland's bank accounts all expenses associated with CNR FIOF Ireland including, but not limited to, (i) service provider expenses, (ii) regulatory filings, and (iii) US income tax filings.

9.	Assist CNR FIOF Ireland in obtaining a tax ID and with the preparation of Form W8-BEN and 8832 and 1120F as needed Administrator will need data from the FATCA responsible party in order to complete Form W-8-BEN.

10.	Maintain the books and records of CNR FIOF Ireland in accordance with the Investment Company Act of 1940 and US GAAP. Administrator will further ensure that up to date (as required by Irish law) accounting books and records of CNR FIOF Ireland are available for inspection at the principle office of the Administrator's Irish affiliate SEI Investments Global Funds Services (Ireland) Limited ("SEI Dublin"), located at Styne House, 2nd Floor, Upper Hatch Street, Dublin 2, Ireland. To the extent that there are any different or additional books and record requirements under Irish Law, Administrator will not be responsible for maintaining such books and records unless agreed to in writing.

11.	Upon request, provide reasonable assistance to a representative of CNR FIOF Ireland, and any advisor(s) and/or provider(s) of corporate, administrative or compliance services to CNR FIOF Ireland, to enable CNR FIOF Ireland to comply with the reporting requirements of any governmental or regulatory body.

Assumptions

1.	CNR FIOF Ireland will only invest in life settlements.

2.	It is permissible for Administrator to support, and Administrator intends to support, CNR FIOF Ireland out of Administrator's Oaks, PA headquarters, provided however that the accounting books and records of CNR FIOF Ireland are available to SEI Dublin as directed by counsel for CNR FIOF Ireland.

3.	CNR FIOF Ireland will hire a company secretary (as required by Irish law) and such advisors and/or other providers of corporate, administrative or compliance services as it deems reasonably necessary for the filing of the annual tax return with the applicable Irish authorities and any other required regulatory filing in Ireland and for maintaining the statutory registers (e.g. register of members, register of directors and secretary) and board minute books.

4.	Life settlements are illiquid securities that do not have a readily available daily price. City National Rochdale ("CNR") will provide Administrator with the daily values for the life settlements in accordance with the City National Rochdale Funds' board approved pricing policies.

5.	Except to the extent that Administrator is required to provide support for the company secretary of CNR FIOF Ireland, and any advisors and/or provider(s) of corporate, administrative or compliance services to CNR FIOF Ireland, as described above, Administrator will not be responsible for coordinating board meetings (including scheduling , preparation of materials, taking of minutes, etc.) for CNR FIOF Ireland.

6.	Administrator will continue to perform secondary compliance checks for the Fund, but will not be responsible for performing any compliance checks for CNR FIOF Ireland. To the extent that CNR FIOF Ireland is subject to FATCA, Administrator is not responsible for compliance.

7.	Administrator will keep only one set of books and records for CNR FIOF Ireland. Those books and records will be kept in accordance with U.S. GAAP and, on an annual basis, will be converted to IFRS by Administrator to prepare CNR FIOF Ireland's annual report.

8.	Administrator is not involved in premium payment process related to the life settlement investments of CNR FIOF Ireland, and has no obligations with respect to payment of premiums. The Administrator will book premium payments in CNR FIOF Ireland's books and records as directed by CNR, who will provide such directions solely in its capacity as CNR FIOF Ireland's investment manager.

9.	The Administrator, its employees and agents, do not serve as trustee or officer, or any other similar fiduciary capacity to CNR FIOF Ireland.